Exhibit 99.1

Media Contact:	Bunge News Bureau Bunge +1-636-292-3022 news@bunge.com

Investor Contact:	Ruth Ann Wisener Bunge Limited +1-636-292-3014 Ruthann.wisener@bunge.com

Bunge Completes Move of Place of Incorporation to Switzerland, Declares Dividend

Company name becomes Bunge Global SA

St. Louis, MO – November 1, 2023 – Bunge (NYSE: BG) said today that it has completed the previously announced move of the place of incorporation of its group holding company to Switzerland from Bermuda. With the redomestication effective, Bunge's group holding company is now a Swiss corporation, Bunge Global SA. Bunge continues to be listed exclusively on the New York Stock Exchange under the ticker symbol “BG,” and Bunge Global SA will continue Bunge’s normal course of global business.

The company also announced that its Board of Directors has declared on October 31, 2023, a cash dividend of $0.6625 per common share. The dividend will be paid out of the Company’s capital contribution reserves and is payable on March 1, 2024, to shareholders of record on February 16, 2024.

About Bunge

At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to strengthen global food security, increase sustainability where we operate, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to develop tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company has its registered office in Geneva, Switzerland and its corporate headquarters in St. Louis, Missouri. We have approximately 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

Website Information

We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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